Exhibit 10.26

VOLUNTARY SEPARATION AND RELEASE AGREEMENT

This Voluntary Separation and Release Agreement (this “Release Agreement”) is dated as of February 22, 2012, and entered into by and between Bruce Metge, an individual (“Executive”) and Catalyst Health Solutions, Inc. (together with any successor thereto, the “Company”).

WHEREAS, Executive has been employed by the Company and, by letter dated January 19, 2012, informed the Company of his intention to resign from the Company;

WHEREAS, Executive’s employment by the Company will end effective as of the end of the day on March 1, 2012 (the “Resignation Date”), and the parties desire to enter into this Release Agreement upon the terms set forth herein;

WHEREAS, due to Executive’s exemplary service to the Company, the Company wishes to provide Executive the benefits provided herein; and

WHEREAS, Executive is party to a Confidentiality and Non-Competition Addendum with the Company (the “Addendum”).

NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Release Agreement, and in consideration of the Company’s desire and willingness to pay severance benefits (conditioned upon the terms of this Release Agreement), to which Executive is not otherwise entitled, the parties hereby agree as follows:

1. Resignation; Consultation. Executive’s employment with the Company will terminate on the Resignation Date. Executive agrees to remain an employee of the Company through the Resignation Date and agrees to continue to perform the duties associated with his position through the Resignation Date. Effective as of the Resignation Date, Executive hereby resigns from his employment with the Company, and further resigns from any other officer or director positions Executive holds with the Company and/or any of its affiliated entities. Notwithstanding the foregoing, for a period of ten (10) months following the Resignation Date (the “Consulting Service Period”), Executive agrees to provide consulting services to the Company as may be reasonably requested by the Company from time to time (the “Consulting Services”); provided, that, the Consulting Service Period shall terminate on the date Executive enters into a consulting, employment or other service relationship with an entity other than the Company.

2. Severance. Subject to Executive’s continued compliance with the terms and conditions of this Release Agreement and the Addendum, Executive’s non-revocation of this Release Agreement, and (only with respect to Section 2(b) below) Executive’s execution and non-revocation of the Bring Down Release, Executive shall be entitled to the following severance benefits:

a.	subject to Executive continuing to provide Consulting Services, through the Consulting Service Period the Company will pay Executive a monthly consulting fee equal to $3,000, less applicable tax withholding;

b.	the Company will make nine (9) monthly premium payments directly to the applicable insurance provider in order to allow Executive to continue medical benefit coverage under COBRA for Executive, Executive’s spouse and eligible dependents until December 31, 2012. In order to allow the continuation of such medical benefits, Executive agrees to timely elect COBRA continuation coverage for himself, his spouse and eligible dependents; and

c.	on the date the Bring Down Release becomes effective, Executive will vest in the remaining 2,500 shares of Company common stock subject to the restricted stock award granted to Executive on September 10, 2008.

3. Confidentiality and Non-Competition Addendum. The Company and Executive hereby agree that the Addendum shall survive execution of this Release Agreement; provided, that, Section IV of the Addendum shall only last until December 31, 2012. Executive and the Company hereby agree that they shall continue to abide by the terms, conditions and restrictions of the Addendum in accordance with the provisions thereof.

4. Unvested Restricted Stock. Except as provided in Section 2 above, all unvested shares of restricted common stock of the Company held by Executive as of the Resignation Date shall be forfeited on the Resignation Date.

5. Release. Executive, on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges the Company and each of its parents, subsidiaries and affiliates, past and present, as well as each of their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as the “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements or contracts (written or oral), covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden (each, a “Claim”), which Executive now owns or holds or Executive has at any time heretofore owned or held or may in the future hold as against any of said Releasees arising out of or in any way connected with Executive’s service as an officer, director, employee, member or manager of any Releasee and/or Executive’s separation from his position as an officer, director, employee, manager and/or member, as applicable, of any Releasee, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted on or prior to the Resignation Date including, without limiting the generality of the foregoing, any Claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification Act (or any similar state, local or foreign law), the Maryland Fair Employment Practices Act, the Maryland Wage and Hour Law, or any other federal, state or local law, regulation, or ordinance, or any Claim for compensation or benefits, including any severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, disability insurance, health or medical insurance, retirement benefits, workers’ compensation or any other fringe benefit; provided that such release shall not apply to any of the following: (a) any right to indemnification that Executive may have pursuant to the bylaws (or similar governing document) of the Company or any of its parents, subsidiaries or other affiliates, the certificate of incorporation (or similar governing document) of the Company or any of its parents, subsidiaries or other affiliates, or pursuant to any statute, law, or common law principle; (b) any rights that Executive may have to insurance coverage for any losses, damages, fees or other expenses under any Company (or parent, subsidiary or affiliate) directors and officers liability insurance policy; (c) any rights to continued medical or dental coverage that Executive may have under COBRA (or similar applicable state law); (d) any rights that Executive may have under this Release Agreement; (e) any base salary amounts earned by Executive prior to the Resignation Date and not paid prior to the Resignation Date, reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the Resignation Date and any accrued but unpaid vacation, to the extent payable pursuant to Company policy or (f) any rights to payment of vested benefits (other than severance benefits and, for the avoidance of doubt, any right to bonus amounts) that Executive may have under any other benefit plan sponsored or maintained by the Company. In addition, this Release Agreement does not cover any Claim that cannot be so released as a matter of applicable law. Executive acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.

Executive understands that as a condition to receiving the severance pursuant to Section 2, Executive must execute an additional release of claims on the Resignation Date in the form attached hereto as Exhibit A (the “Bring Down Release”).

Company hereby releases Executive with respect to and from any and all claims, wages, demands, rights, liens, agreements or contracts (written or oral), covenants, actions, suits causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise (each, a “Company Claim”) which Company now owns or holds, has at any time heretofore owned or held or may in the future hold against Executive for any negligent act taken by Executive in the direct conduct of his duties as an officer, director, employee, member or manager of the Company committed prior to the Resignation Date; provided, that such release does not apply to any of the following: (a) any crimes committed by Executive; (b) any conduct constituting gross negligence, fraud, or misconduct (c) any conduct unknown to the Chief Executive Office of the Company on the date of this Release Agreement; or (d) any rights that the Company may have under this Release Agreement.

6. ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Release Agreement, Executive is waiving any and all rights or Claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), which have arisen on or before the Resignation Date. Executive further expressly acknowledges and agrees that:

a. In return for this Release Agreement and the Bring Down Release, the Executive will be entitled to receive consideration beyond that which the Executive was already entitled to receive before entering into this Release Agreement;

b. Executive is hereby advised in writing by this Release Agreement to consult with an attorney before signing this Release Agreement;

c. Executive has voluntarily chosen to enter into this Release Agreement and has not been forced or pressured in any way to sign it;

d. Executive is hereby informed that he has twenty-one (21) days within which to consider this Release Agreement;

e. Executive is hereby informed that he has seven (7) days following the date he executes this Release Agreement in which to revoke this Release Agreement, and this Release Agreement will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be delivered personally or sent by facsimile or certified or registered mail, postage prepaid, to the Company during the seven-day revocation period, as follows:

Catalyst Health Solutions, Inc.

800 King Farm Boulevard

Rockville, MD 20850

Attention: Benjamin R. Preston, General Counsel

In the event that Executive timely exercises his right of revocation under this Release Agreement or the Bring Down Release, neither the Company nor Executive will have any obligations under this Release Agreement; and

f. Nothing in this Release Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

7. No Transferred Claims. Executive warrants and represents that the Executive has not heretofore assigned or transferred to any person not a party to this Release Agreement any released matter or any part or portion thereof and he shall defend, indemnify and hold the Company and each of its affiliates harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

8. Property Return. No later than the Resignation Date, Executive shall return all Company-owned property in Executive’s possession, including but not limited to all keys to Company buildings or property, automobiles or other vehicles, all Company-owned equipment, all Company software and computers, all documents and papers (including but not limited to reports, Rolodexes, sales data, product lists, business plans, notebook entries, and files), all Company credit cards, telephone cards, cellular telephone(s), all confidential information and all other Company property.

9. Severability. It is the desire and intent of the parties hereto that the provisions of this Release Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Release Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Release Agreement or affecting the validity or enforceability of such provision in any other jurisdiction; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Release Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Release Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

10. Counterparts. This Release Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.

11. Governing Law. THIS RELEASE AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH UNITED STATES FEDERAL LAW AND, TO THE EXTENT NOT PREEMPTED BY UNITED STATES FEDERAL LAW, THE LAWS OF THE STATE OF MARYLAND, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF MARYLAND OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN UNITED STATES FEDERAL LAW AND THE LAW OF THE STATE OF MARYLAND TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, APPLICABLE FEDERAL LAW AND, TO THE EXTENT NOT PREEMPTED BY APPLICABLE FEDERAL LAW, THE INTERNAL LAW OF THE STATE OF MARYLAND, WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS RELEASE AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

12. Amendment and Waiver. The provisions of this Release Agreement may be amended and waived only with the prior written consent of a duly authorized officer of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Release Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Release Agreement or any provision hereof.

13. Integration. The Company and Executive acknowledge and agree that this Release Agreement, including the Addendum and the Bring Down Release, constitutes the entire agreement between the parties; that the parties have executed this Release Agreement based upon the terms set forth herein; that the parties have not relied on any prior agreement or representation, whether oral or written, which is not set forth in this Release Agreement; that no prior agreement, whether oral or written, shall have any effect on the terms and provisions of this Release Agreement; and that all prior agreements, whether oral or written, are expressly superseded and/or revoked by this Release Agreement.

14. Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Release Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

15. No Wrongdoing. This Release Agreement does not constitute an adjudication or finding on the merits and is not, and shall not be construed as, an admission or acknowledgment by any party of any violation of any policy, procedure, state or federal law or regulation, or any unlawful or improper act or conduct, all of which is expressly denied. Moreover, neither this Release Agreement nor anything in this Release Agreement shall be construed to be, or shall be, admissible in any proceeding as evidence of or an admission by any party of any violation of any policy, procedure, state or federal law or regulation, or any unlawful or improper act or conduct. This Release Agreement may be introduced, however, in any proceeding to enforce this Release Agreement.

16. Legal Counsel. The parties hereto recognize that this Release Agreement is a legally binding contract and acknowledge and agree that they have had the opportunity to consult with legal counsel of their choice. Executive acknowledges and agrees that he has read and understands this Release Agreement completely, is entering into it freely and voluntarily, and had been advised to seek counsel prior to entering into this Release Agreement and he has had ample opportunity to do so.

17. Cooperation with Litigation. In the event that the Company or any of its affiliates is involved in any investigation, litigation, arbitration or administrative proceeding subsequent to the Resignation Date, Executive agrees that, upon reasonable request, Executive will provide reasonable cooperation to the Company. Reasonable fees and business travel expenses for such purposes will be paid by the Company.

18. Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.

19. Section 409A. For purposes of Section 409A of the Internal Revenue Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that the Executive may be eligible to receive under this Release Agreement shall be treated as a separate and distinct payment. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the date hereof.

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Exhibit 10.26

The undersigned have read and understand the consequences of this Release Agreement and voluntarily sign it.

EXECUTIVE

By:	/s/ Bruce F. Metge
Bruce Metge

CATALYST HEALTH SOLUTIONS, INC.

By:	/s/ David T. Blair
Name:	David T. Blair
Title:	Chairman & Chief Executive Officer

Exhibit A

BRING DOWN RELEASE

Reference is made to that certain Separation and Release Agreement, dated as of February     , 2012 (the “Agreement”). Capitalized terms not defined herein shall have the meaning set forth in the Agreement.

For and in consideration of the benefits due to Executive pursuant to Section 2 of the Agreement, Executive hereby re-affirms the release of claims set forth in Sections 5 and 6 of the Agreement, subject to the terms, conditions, limitations and exclusions therein, as if such release of claims were executed on the date hereof.

Nothing herein shall release or affect Executive’s right to receive the payments and benefits set forth in the Agreement. Section 11 of the Agreement shall also apply to this Bring Down Release.

Executive has been given twenty-one (21) days to review and consider this Bring Down Release and has been advised to discuss this Bring Down Release with an attorney. Executive has read this Bring Down Release and understands its terms. By signing below, Executive acknowledges that he has had the opportunity to consult an attorney with regard to the execution of this Bring Down Release and, if he signs this Bring Down Release prior to the expiration of such 21-day period, having had the opportunity for advice of counsel, expressly waives the 21-day period for consideration of the Bring Down Release. By signing below, Executive acknowledges he has been provided with ample and sufficient time to fully consider the Bring Down Release and its terms.

Executive has seven (7) days following the signing of this Bring Down Release to revoke it, in which case the Agreement shall not be effective and Executive will not receive the benefits set out in Section 2 of the Agreement. Executive understands that he will not receive any payments under Section 2 of the Agreement until the revocation period has passed. Notice of revocation must be submitted in writing by Executive to Benjamin Preston, General Counsel, Catalyst Health Solutions, Inc., 800 King Farm Boulevard, Rockville, Maryland 20850 no later than the expiration of such revocation period.

Executed this     day of                     , 2012.

Bruce Metge